Exhibit 1

(Incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
ANNOUNCEMENT
The Board is pleased to disclose the operational statistics of the Group for the month of February 2009.
The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of February 2009.
Operational statistics for the month of February 2009 are as follows:

	February 2009

CELLULAR BUSINESS:

Aggregated Number of GSM Cellular Service Subscribers	135.844	million
Net Additions of GSM Cellular Service Subscribers	1.640	million

WIRELINE BUSINESS:

Aggregated Number of Local Access Subscribers	108.944	million
Net Additions of Local Access Subscribers	(0.501)	million

Aggregated Number of Broadband Subscribers	31.687	million
Net Additions of Broadband Subscribers	0.635	million

Notes:

1	All the Aggregated Numbers recorded for the month of February 2009 are aggregated data reported at 24:00 on 28 February 2009.

2	The accounting period of all Net Additions for the month of February 2009 is the period commencing from 0:00 on 1 February 2009 to 24:00 on 28 February 2009.
Caution Statement
The Board wishes to remind investors that the above operational statistics for the month of February 2009 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.
As at the date of this announcement, the board of directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Lu Yimin, Zuo Xunsheng and Tong Jilu

Non-executive Directors:	Cesareo Alierta Izuel and Jung Man Won

Independent Non-executive Directors:	Wu Jinglian, Cheung Wing Lam Linus, Wong Wai Ming, John Lawson Thornton and Timpson Chung Shui Ming

By Order of the Board
CHINA UNICOM (HONG KONG) LIMITED
CHU KA YEE
Company Secretary
Hong Kong, 19 March 2009

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